July 2, 1999

The Board of Directors
eVision USA.Com, Inc.
1700 Lincoln Street, 32nd Floor
Denver, Colorado  80203

Re:  Form S-8 Registration Statement
     Opinion of Counsel

Dear Sirs:

     You have requested our opinion as to certain matters arising under the Colorado Business Corporation Act which relate to the issuance of 18,582,000 shares of the $0.01 par value common stock ("Common Stock") of eVision USA.Com, Inc. ("Company") that may be issued upon the exercise of options (i) that have been granted, and that may in the future be granted pursuant to the Company's Amended and Restated 1988 Incentive and Nonstatutory Stock Option Plan, 1998
Incentive  and  Nonstatutory  Stock  Optio  Plan,  and  Amended  September  1996
Incentive and Nonstatutory Stock Option Plan ("Plans"); (ii) that have been granted to Fai H. Chan, Robert H. Trapp, Kwok Jen Fong, Jeffrey M. Busch, and Robert Jeffers, Jr.; and (iii) that may be issued pursuant to grants under the Plans.

     We have reviewed the Articles of Incorporation, as restated and amended, of the Company, the Plans, the option certificates for the options granted under the Plans and for the options granted to Messrs. Fai H. Chan, Robert H. Trapp, Kwok Jen Fong, Jeffrey M. Busch, and Robert Jeffers, Jr., and such other documents that we considered necessary in order to render this opinion. As a result of our review, we are of the opinion that the 18,582,000 shares of Common Stock are validly authorized, and assuming the shares of Common Stock are paid for as described in the Plans and the option certificates, when issued, the shares of Common Stock will be validly issued, fully paid and nonassessable under the Colorado Business Corporation Act.

     This opinion is limited to applicability of the Colorado Business Corporation Act and of the Colorado common law to the issuance of the shares of Common Stock. This opinion does not cover or is in any way related to the applicability of, or compliance by the Company with, any other law, or any other federal law which may apply to transactions including the sale of a security.

                                           Sincerely yours,


                                           /s/ SMITH MCCULLOUGH, P.C.